              CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS
                                       of
                            SERIES A PREFERRED STOCK
                                       of
                        GENEREX BIOTECHNOLOGY CORPORATION


       (Pursuant to Section 151 of the Delaware General Corporations Law)


                  We, Anna E. Gluskin and Rose C. Perri, the President and the Secretary, respectively, of Generex Biotechnology Corporation, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), in accordance with the provisions of 151 of the Delaware General Corporation Law thereof, DO HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the said Corporation, the Board of Directors of the Corporation on January 15, 2001 adopted the following resolution, pursuant to the Corporation's Certificate of Incorporation and Section 151(g) of the Delaware General Corporation Law, creating one series of shares of preferred stock designated as Series A Preferred Stock:

         "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors does hereby provide for the issuance of a series of preferred stock, U.S.$.001 par value per share, of the Corporation, to be designated "Series A Preferred Stock", initially consisting of up to 1,512 shares, and the Board of Directors of the Corporation does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

                  1. Designation. 1,512 shares of preferred stock shall be designated and known as the "Series A Preferred Stock." Such number of shares may not be increased or decreased without obtaining the consent of a majority in interest of the holder(s) of the then-outstanding shares of Series A Preferred Stock; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of such shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

                  2. Dividend Provisions.

                  (a) From and after the date hereof, when and if the Board of Directors of the Corporation shall declare a dividend or distribution payable with respect to the then-outstanding shares of Common Stock of the Corporation, the holders of the Series A Preferred Stock shall be entitled to the amount of dividends per share in the same form as such Common Stock dividends that would be payable on the largest number of whole shares of Common Stock into which a holder's aggregate shares of Series A Preferred Stock could then be converted pursuant to Section 4 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

                  (b) In addition to Section 2(a) above, each share of Series A Preferred Stock, shall be entitled to receive a mandatory dividend equal to 6.0% per year of the Original Issue Price (as defined below) thereof, compounded annually on each succeeding 12 month anniversary of the first issuance. Such dividend shall be cumulative and shall be payable annually on each succeeding 12 month anniversary of the first issuance and shall be payable solely by the issuance of additional shares of Series A Preferred Stock at a price per share equal to the Original Issue Price (as defined in 3(b), below) thereof and not in cash; provided, that such dividend shall not be declared or paid to any holder without the consent of such holder. Fractional shares of Series A Preferred Stock shall be issuable for all purposes hereunder.

                  3. Seniority; Liquidation Preference.

                  (a) The Corporation may not issue any additional classes or series of preferred stock with a liquidation preference, dividend or other rights senior to the Series A Preferred Stock except pursuant to Section 14 hereof.

                  (b) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, (collectively, a "Liquidation"), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock or any other class or series of stock subordinate in liquidation preference to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, the Original Issue Price per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series A Preferred Stock after issuance) and accrued and unpaid dividends thereon (the "Series A Liquidation Preference"). As used herein, the "Original Issue Price" per share is U.S.$12,015.

                  (c) If, upon any Liquidation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they shall be entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to Section 3(b).

                  (d) After the distributions described in Section 3(c) above have been paid, subject to the rights of other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

                  4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights, through and including the Conversion Termination Date (as defined below), as follows (the "Conversion Rights"):

                  (a) Right to Convert.

                  (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time that is three (3) years after the issuance thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the aggregate outstanding liquidation preference and accrued dividends (the "Outstanding Amount") by (y) the Series A Conversion Price (as defined below). The "Series A Conversion Price" shall be a price per share that represents a 130% premium over the average closing price per share of publicly traded shares of Common Stock over the sixty day period immediately preceding the Original Issue Date (such average closing price hereinafter referred to as the "Original Issue Date Base Price"); provided the Series A Conversion Price shall be subject to adjustment as set forth below in this Section 4(a). The Series A Preferred Stock may be convertible at the option of the Corporation any time in the event of any merger, consolidation or acquisition of or involving the Corporation (a "Significant Transaction"), subject to the receipt of any applicable regulatory approvals. Notwithstanding the above, the Series A Preferred Stock, in the event that there shall occur a merger or consolidation of the Corporation with or into another entity as a consequence of which Elan International Services, Ltd. and its affiliates ("EIS") shall own 50% or less of the equity (on a fully diluted basis) of the survivor of such merger or consolidation than EIS did of the Corporation prior thereto or the consummation of an initial public offering of the Corporation's Common Stock, then, in any such event, the outstanding shares of the Series A Preferred Stock then held by the original holder of the Series A Preferred Stock or any of its affiliates shall, immediately prior to the consummation thereof, be at the option of the Corporation converted into the same number of shares of Common Stock into which such shares are convertible pursuant to this Section 4(a)(i) (a "Required Conversion"); provided, further, in the event of a Required Conversion, the Common Stock delivered upon such conversion shall have the benefit of the Exchange Right identical to that with respect to the Series A Preferred Stock on the date of conversion so converted and shall be evidenced by a security substantially in the form attached to the definitive agreement providing for the initial issuance of shares of Series -A Preferred Stock.

                  (ii) Before any holder of Series A Preferred Stock shall be entitled to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as set forth above. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (iii) In the event the Corporation should at any time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or property or rights convertible into, or entitling the holder thereof to receive directly or indirectly, any of the foregoing (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock or other securities or property issuable upon conversion or exercise thereof) or with payment that is less than the lower of (x) the then-Fair Market Value price of the Common Stock (including, in the case of Common Stock Equivalents, on an as-converted basis) and (y) the Series A Conversion Price then in effect, then and in each case with respect to each share of Series A Preferred Stock, the Conversion Right shall be for, in addition to the number of shares of the Common Stock otherwise deliverable upon exercise of the Conversion Right, and without adjustment to the Series A Conversion Price, the amount of such additional shares of Common Stock and any Common Stock Equivalents that the holder of such share of Series A Preferred Stock would have received or become entitled to receive on the same terms and conditions as if such holder had been a holder of record of such Common Stock as shall have been deliverable immediately prior to such record date pursuant to the terms of this Section 4. The "Fair Market Value" of one share of Common Stock shall be determined by the Corporation's Board of Directors in good faith (taking into account the most recently or concurrently completed arm's length transaction between the Corporation and an unaffiliated third party the closing of which occurs within the six months preceding or on the date of such calculation, if any) and shall be reasonably agreed to by the majority of the holders of the Series A Preferred Stock (provided, that in the event the Corporation and the majority of holders of the Series A Preferred Stock do not agree on the Fair Market Value, the parties shall jointly appoint an independent third party to determine the Fair Market Value); provided, however, that in the event the Common Stock is traded on a securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value shall be deemed to be the average of the closing sale prices for the Common Stock over the 30-day period (or such shorter period for which closing sale prices are available if the Common Stock commenced trading during such period) ending the trading day prior to
         (x) the record date referred to in this paragraph (iv) or (y) with respect to Section 6 hereof, the redemption date.

                  (iv) If the Corporation at any time during which any share of Series A Preferred Stock remains outstanding shall subdivide or combine its Common Stock, (A) in the case of a subdivision, the Series A Conversion Price shall be proportionately decreased and the number of shares of Common Stock purchasable thereunder shall be proportionately increased, and (B) in the case of a combination, the Series A Conversion Price shall be proportionately increased and the number of shares of Common Stock purchasable thereunder shall be proportionately decreased.

                  (v) In case of (A) any reclassification, reorganization, change or conversion of securities of the class issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value) into other shares or securities of the Corporation, or (B) any consolidation of the Corporation with or into another entity (other than a merger or consolidation with another entity in which the Corporation is the acquiring and the surviving entity and that does not result in any reclassification or change of outstanding securities issuable upon conversion of the Series A Preferred Stock), or (C) any sale of all or substantially all the assets of the Corporation, each holder of shares of Series A Preferred Stock shall have the right to receive, in lieu of the shares of Common Stock otherwise issuable upon the conversion of its shares of Series A Preferred Stock and accumulated and unpaid dividends then-outstanding thereunder, the kind and amount of shares of stock and other securities, money and property receivable upon such reclassification, reorganization, change, merger, consolidation or conversion by a holder of the number of shares of Common Stock then issuable under the Series A Preferred Stock. The provisions of this
         Section 4(a)(v) shall similarly attach to successive reclassifications, reorganizations, changes, and conversions.

                  (b) In order to exercise the Conversion Right, a holder shall provide written notice thereof to the Corporation, setting forth (a) the fact that such holder intends to exercise the Conversion Right, and (b) the proposed date for such exercise (the "Conversion Date"), which shall be between 10 and 30 days after the date of such notice; provided, however, that if the Corporation shall deliver the holders a written request to delay the date for such exercise by no more than 45 days, the Conversion Date will be as set forth in that request. On the Conversion Date, (y) the holder shall tender its shares of Series A Preferred Stock to the Corporation for cancellation free and clear of encumbrances of any type or nature, and (z) the Corporation shall cause to be delivered to such holder, such shares of Common Stock free and clear of encumbrances of any type or nature. The holders and the Corporation shall take all other necessary or appropriate actions in connection with or to effect such closing.

                  5. Exchange Right. The original purchaser (or any of its affiliates) of the Series A Preferred Stock shall have the right to exchange (the "Exchange Right") all of the shares of Series A Preferred Stock, including shares of Series A Preferred Stock paid as dividends with respect thereto, of the Corporation for 3,612 shares of non-voting convertible preferred shares ("Preferred Shares") (as adjusted for any combinations or divisions or similar recapitalizations) of Generex (Bermuda), Ltd., a Bermuda exempted limited liability company ("Newco"), held by the Corporation and which are convertible into 30.1% (subject to potential dilution resulting from issuance of additional Common Shares of Newco (the "Common Shares, and together with the Preferred Shares, the "Shares") after the Closing Date) of the aggregate issued and outstanding Shares, so that after giving effect to the conversion thereof EIS shall initially own 50% (subject to potential dilution resulting from issuance of additional Common Shares after the Closing Date) of the then-issued and outstanding Shares. The "Closing Date" is the date of closing if the transaction pursuant to which shares of Series A Preferred Stock will initially be issued.

                  Upon exercise of the Exchange Right, all shares of Series A Preferred Stock originally purchased from the Corporation, including shares of Series A Preferred Stock paid as dividends with respect thereto, shall be canceled and shall no longer be entitled to any rights in the Corporation. In the event of such an exchange, any and all accrued and unpaid dividends shall not be declared payable and shall not be due.

                  Other than in the case of a Required Conversion, if any shares of the Series A Preferred Stock are converted pursuant to Section 4(a), to shares of Common Stock, the Exchange Right with respect to the shares of Series A Preferred Stock originally purchased from the Corporation shall be canceled and shall no longer be entitled to any rights in the Corporation.

                  In order to exercise the Exchange Right, the holders shall provide written notice thereof to the Corporation, setting forth (a) the fact that such holders intend to exercise the Exchange Right, and (b) the proposed date for such exercise (the "Exercise Date"), which shall be between 10 and 30 days after the date of such notice; provided, however, that if the Corporation shall deliver the holders a written request to delay the date for such exercise by no more than 45 days, the Exercise Date will be as set forth in that request. On the Exercise Date, (y) the holders shall tender their shares of Series A Preferred Stock to the Corporation for cancellation free and clear of encumbrances of any type or nature, and (z) the Corporation shall cause to be delivered to EIS, acting on behalf of such holders, such shares of Newco free and clear of encumbrances of any type or nature. The holders and the Corporation shall take all other necessary or appropriate actions in connection with or to effect such closing.

                  6. Redemption.

                  (a) To the extent the Corporation shall have funds legally available for such payment, on January 16, 2007, if any shares of the Series A Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Series A Preferred Stock, at a redemption price equal to the aggregate Series A Liquidation Preference, either (a) in cash, or (b) in shares of Common Stock with a Fair Market Value equal to such redemption price, in each case together with any accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

                  (b) In the event the Corporation shall redeem shares of Series A Preferred Stock pursuant to Section 6(a), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days nor more than 20 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price and the Fair Market Value of the Common Stock, if applicable; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date

                  (c) In the case of any redemption pursuant to Sections 6(a) hereof, notice having been mailed as provided in Section 6(a) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  7. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets, cash (excluding cash dividends declared out of retained earnings and excluding cash dividends to which holders of Series A Preferred are entitled under Section 2(a) of this Certificate of Designations) or options or rights not referred to in Section 4, then, in each such case for the purpose of this Section 7, the holders of the

Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock would be convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  8. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets provided for in Section 4 hereof) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of
Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of Section 4 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  9. No Impairment.

                  (a) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights, Exchange Right and redemption rights of the holders of the Series A Preferred Stock against impairment.

                  (b) If the Corporation is unable or shall fail to discharge its obligations under Section 5 or Section 6(a) (an "Obligation"), such Obligation shall be discharged as soon as the Corporation is able to discharge such Obligation. If and so long as any Obligation with respect to the Series A Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any classes or series of preferred stock with a liquidation preference, dividend or other rights senior to the Series A Preferred Stock ("Senior Stock") or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Senior Stock (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series A Preferred Stock) or (ii) declare or make any distribution to any classes or series of preferred stock with a liquidation preference, dividend or other rights junior to the Series A Preferred Stock or any other securities which rank junior to the Series A Preferred Stock ("Junior Securities"), or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

                  10. No Fractional Shares and Certificate as to Adjustments.

                  (a) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the aggregate number of shares of Series A Preferred Stock each holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable to each such holder upon such conversion.

                  (b) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

                  11. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock that shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock not otherwise reserved for issuance shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action that may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation.

                  12. Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given on the date of service if served personally on the party to whom notice is to be given, or on the date of transmittal of services by facsimile transmission to the party to whom notice is to be given, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  13. Voting Rights. Subject to Section 14 below, holders of Series A Preferred Stock shall not be entitled to vote, including with respect to the election of directors of the Corporation.

                  14. Protective Provisions. Subject to the rights of any series of preferred stock that may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting separately as a series:

                  (a) amend its Certificate of Incorporation so as to affect adversely the shares of Series A Preferred Stock or any holder thereof (including by creating any additional classes or series of Senior Stock); or

                  (b) change the rights of the holders of the Series A Preferred Stock in any other respect.

                  15. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 or exchanged pursuant to Section 5 hereof, the shares so converted or exchanged shall be canceled and shall not be reissuable by the Corporation."

                  IN WITNESS WHEREOF, said Generex Biotechnology Corporation has caused this Certificate of Designations to be signed by Anna E. Gluskin, its President and Rose C. Perri, its Secretary this 16th day of January, 2001.

                                               GENEREX BIOTECHNOLOGY
                                               CORPORATION


                                               By: /s/ Anna E. Gluskin
                                                   ----------------------------
                                                   Name:  Anna E. Gluskin
                                                   Title: President


                                               By: /s/ Rose C. Perri
                                                   ----------------------------
                                                   Name:  Rose C. Perri
                                                   Title: Secretary